EXHIBIT 99.1

Willis Towers Watson Reports Third Quarter 2021 Earnings(1)

  Total revenue2 increased 4% to $2.0 billion with constant currency growth of 3% and organic growth of 7%
  Diluted Earnings per Share, including discontinued operations, were $6.99 for the quarter
  Adjusted Diluted Earnings per Share were $1.73 for the quarter, up 32% over prior year
  Income from Operations was $1.1 billion or 57.3% of revenue
  Adjusted Operating Income was $264 million or 13.4% of revenue, up 120 basis points compared to the prior-year quarter

ARLINGTON, Va. and LONDON, Oct. 28, 2021 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2021.

“I am proud of the Company’s financial results for the third quarter and year to date. Our third quarter results are highlighted by solid revenue growth, continued margin expansion, and strong adjusted EPS growth,” said John Haley, Willis Towers Watson’s chief executive officer. “During the third quarter, Willis Towers Watson continued to evolve our leadership, structure and portfolio of businesses. We introduced our new Global Leadership Team (GLT) and our grow, simplify, and transform strategy. We have significant core strengths which we believe will help guide our strategy that is designed to generate value for all our stakeholders, external and internal, going forward.”

Third Quarter Company Highlights

All GAAP profitability metrics referenced include the benefit of the $1 billion income receipt that was received as a result of the termination of the proposed Aon transaction during the third quarter of 2021 (see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

Revenue was $1.97 billion for the third quarter of 2021, an increase of 4% (3% increase constant currency and 7% increase organic) as compared to $1.90 billion for the same period in the prior year.

For the nine months ended September 30, 2021, revenue was $6.29 billion, an increase of 6% (3% increase constant currency and 6% increase organic) as compared to $5.95 billion for the same period in the prior year.

Income from operations for the third quarter of 2021 was $1.1 billion, or 57.3% of revenue, an increase from $66 million or 3.5% of revenue in the third quarter of the prior year. Adjusted operating income was $264 million, or 13.4% of revenue, an increase of 120 basis points compared to the third quarter of the prior year. Net income attributable to Willis Towers Watson for the third quarter of 2021 was $903 million, an increase of 646% from $121 million for the prior-year third quarter. For the quarter, diluted earnings per share, which includes discontinued operations, were $6.99 and adjusted diluted earnings per share were $1.73. The U.S. GAAP tax rate for the quarter was 22.5%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 23.2%.

For the nine months ended September 30, 2021, income from operations was $1.5 billion, or 24.0% of revenue, an increase from $280 million or 4.7% of revenue in the same period in the prior year. Adjusted operating income was $920 million, or 14.6% of revenue, an increase of 210 basis points compared to the same period in the prior year. Net income attributable to Willis Towers Watson for the nine months ended September 30, 2021, was $1.8 billion, an increase of 250% from $520 million for the same period in the prior year. For the nine months ended September 30, 2021, diluted earnings per share, which includes discontinued operations, were $14.00 and adjusted diluted earnings per share were $6.04. For the nine months ended September 30, 2021, the U.S. GAAP tax rate was 19.6%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 20.3%.

Net income, which includes discontinued operations, for the third quarter of 2021 was $907 million, or 46.0% of revenue, an increase from net income of $122 million, or 6.4% of revenue for the prior-year third quarter. Adjusted EBITDA for the third quarter of 2021 was $415 million, or 21.0% of revenue, an increase from Adjusted EBITDA of $375 million, or 19.8% of revenue.

________________________________________
1 All performance metrics are presented on a continuing operations basis except where stated otherwise.
2 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

Net income, which includes discontinued operations, for the nine months ended September 30, 2021 was $1.8 billion, or 29.1% of revenue, an increase from net income of $537 million or 9.0% of revenue for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2021 was $1.4 billion, or 21.8% of revenue, an increase from Adjusted EBITDA of $1.2 billion, or 19.9% of revenue.

Cash flows from operating activities, which includes discontinued operations, for the nine months ended September 30, 2021 were $1.88 billion, up 56% compared to $1.21 billion for the prior-year. Free cash flow, which includes discontinued operations, for the nine months ended September 30, 2021 was $1.77 billion, up 73% compared to $1.02 billion for the prior-year. The increase in year-over-year free cash flow was primarily due to the termination income receipt, net of increased cash transaction and integration fees of $942 million. This was partially offset by net legal settlement payments of approximately $185 million for the previously-announced Stanford and Willis Towers Watson merger settlements and higher incentive compensation of approximately $189 million. Absent these items, free cash flow would have been $1.20 billion, up 17% versus the prior year. During the nine months ended September 30, 2021, the Company had repurchased 4.5 million shares of Willis Towers Watson stock for $1 billion.

Risks and Uncertainties Related to the COVID-19 Pandemic

The extent to which COVID-19 impacts our business and financial position will depend on future developments which are difficult to predict. These future developments may include the severity and scope of the COVID-19 outbreak, which may unexpectedly change or worsen, and the types and duration of measures imposed by governmental authorities to contain the virus or address its impact. During 2020 and through the first quarter of 2021, the COVID-19 pandemic had a negative impact on revenue growth, particularly in our businesses that are discretionary in nature, but otherwise it generally did not have a material impact on our overall results. We saw an increased demand for these services, which improved revenue growth, in the second and third quarters of 2021. We believe this positive trend could continue for the remainder of the year with some variability based on further disruptions to the supply chain, workforce availability, vaccination rates and further social-distancing orders in jurisdictions where we do business. In light of the effects on our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company has regularly considered the impact of COVID-19 on our business, taking into account our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources. For additional information on the risks posed by COVID-19, see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $852 million, an increase of 7% (5% increase constant currency and 6% increase organic) from $796 million in the prior-year third quarter. On an organic basis, Talent and Rewards led the segment’s revenue growth, driven by strong market demand for rewards advisory work coupled with talent and compensation products. Health and Benefits revenue grew primarily from increased consulting work and commissions in North America alongside continued expansion of our local portfolios and global benefits management appointments outside of North America. Technology and Administrative Solutions revenue increased due to new project and client activity in Great Britain. Retirement revenue was materially flat with growth in Great Britain driven by funding and Guaranteed Minimum Pension (‘GMP’) equalization work largely offset by a decline in revenue in North America, resulting from decreased de-risking activity. The HCB segment had an operating margin of 28.4%, as compared to 26.3% for the prior-year third quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $697 million, an increase of 7% (6% increase constant currency and 6% increase organic) from $649 million in the prior-year third quarter. On an organic basis, North America led the segment primarily from new business across M&A, FINEX, Construction and Aerospace and was further aided by gains recorded in connection with book-of-business settlements. Revenue in International, Great Britain and Western Europe also increased with new business generation and strong renewals across several insurance lines, most notably, in FINEX and Retail. The CRB segment had an operating margin of 16.3%, as compared to 12.5% for the prior-year third quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $172 million, a decrease of 22% (24% decrease constant currency and 10% increase organic) from $220 million in the prior-year third quarter. On an organic basis, advisory-related fees led the revenue growth in both our Insurance Consulting and Technology business and Investment business, which was further aided by increased contingent performance fees. IRR revenue excludes the Reinsurance line of business which has been reported as discontinued operations. The IRR segment had an operating margin of 12.9%, as compared to 9.3% for the prior-year third quarter.

In September 2020, the Company sold its Max Matthiessen business, and the sale of Miller, its wholesale insurance broking subsidiary, was completed on March 1, 2021 (see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $242 million, an increase of 7% (7% increase constant currency and 7% increase organic) from $226 million in the prior-year third quarter. BDA’s organic revenue increase was led by Individual Marketplace, primarily by TRANZACT, which generated revenue of $111 million in the third quarter with strong growth in Medicare Advantage and Life sales. Benefits Outsourcing revenue also increased, driven by its expanded client base. The BDA segment had an operating margin of negative 7.9%, as compared to negative 5.3% for the prior-year third quarter.

2021 Guidance

For the full year 2021, Willis Towers Watson expects organic revenue growth of around 6%; and an adjusted operating margin in the range of 19.5% to 20.0% on a continuing operations basis.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter. It will be held on Thursday, October 28, 2021, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 9467436.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 46,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Restructuring costs and transaction and integration, net – Management believes it is appropriate to adjust for restructuring costs and transaction and integration, net when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Gains and losses on disposals of operations – Adjustment to remove the gain or loss resulting from disposed operations.
  Pension settlement and curtailment gains and losses – Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Abandonment of long-lived asset – Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.
  Provisions for significant litigation – We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance and other recovery receivables.
  Tax effect of statutory rate changes – Relates to the incremental tax expense or benefit from significant statutory income tax rate changes enacted in material jurisdictions in which we operate.
  Tax effect of the Coronavirus Aid, Relief, and Economic Security (‘CARES’) Act – Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (‘BEAT’), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and integration, net and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for loss/(income) from discontinued operations, net of tax, provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for loss/(income) from discontinued operations, net of tax, amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration, net, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, the impact of the COVID-19 pandemic on our business, impact of the termination of the business combination with Aon plc and the divestitures contemplated in connection therewith, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; the risks related to changes in general economic, business and political conditions, including changes in the financial markets and inflation; the risks relating to the adverse impact of the ongoing COVID-19 pandemic on the demand for our products and services, our cash flows and our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; the risks relating to or arising from the termination of the business combination with Aon plc announced in March 2020 and the divestitures contemplated in connection therewith, including, among others, risks relating to the impact of such terminations on relationships, including with suppliers, customers, employees and regulators, risks relating to litigation in connection with the business combination and the impact of the costs of the business combination that will be borne by us, despite the business combination being terminated and the income receipt of the termination fee and its estimated income tax impact; our ability to consummate the transaction with Arthur J. Gallagher in the expected timeframe, or at all, and related risks; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality, differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to comply with complex and evolving regulations related to data privacy and cyber security; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the anticipated replacement of the London Interbank Offered Rate (‘LIBOR’); our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees or a large number of employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws, development of case law, regulations and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against our relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.willistowerswatson.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2021	2020	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$852	$796	7%	2%	5%	0%	6%
Corporate Risk & Broking	697	649	7%	1%	6%	0%	6%
Investment, Risk & Reinsurance	172	220	(22)%	2%	(24)%	(34)%	10%
Benefits Delivery & Administration	242	226	7%	0%	7%	0%	7%
Segment Revenue	1,963	1,891	4%	1%	3%	(4)%	7%
Reimbursable expenses and other	10	6
Revenue	$1,973	$1,897	4%	1%	3%	(4)%	7%

				Components of Revenue Change(i)
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2021	2020	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$2,563	$2,413	6%	3%	3%	0%	3%
Corporate Risk & Broking	2,295	2,089	10%	3%	6%	0%	6%
Investment, Risk & Reinsurance	615	716	(14)%	4%	(18)%	(30)%	12%
Benefits Delivery & Administration	771	666	16%	0%	16%	1%	15%
Segment Revenue	6,244	5,884	6%	3%	3%	(4)%	7%
Reimbursable expenses and other	48	62
Revenue	$6,292	$5,946	6%	3%	3%	(4)%	6%

(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME/(LOSS) (i)

	Three Months Ended September 30,
	2021	2020

Human Capital & Benefits	$242	$209
Corporate Risk & Broking	114	81
Investment, Risk & Reinsurance	22	20
Benefits Delivery & Administration	(19)	(11)
Segment Operating Income	$359	$299

	Nine Months Ended September 30,
	2021	2020

Human Capital & Benefits	$654	$582
Corporate Risk & Broking	457	343
Investment, Risk & Reinsurance	108	108
Benefits Delivery & Administration	(22)	(31)
Segment Operating Income	$1,197	$1,002

(i) Segment operating income/(loss) excludes certain costs, including amortization of intangibles, restructuring costs, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended September 30,
	2021	2020
Human Capital & Benefits	28.4%	26.3%
Corporate Risk & Broking	16.3%	12.5%
Investment, Risk & Reinsurance	12.9%	9.3%
Benefits Delivery & Administration	(7.9)%	(5.3)%

	Nine Months Ended September 30,
	2021	2020
Human Capital & Benefits	25.5%	24.1%
Corporate Risk & Broking	19.9%	16.4%
Investment, Risk & Reinsurance	17.7%	15.1%
Benefits Delivery & Administration	(2.9)%	(4.7)%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2021	2020

Segment Operating Income	$359	$299
Amortization	(85)	(108)
Transaction and integration expenses(i)	952	(42)
Unallocated, net(ii)	(95)	(83)
Income from Operations	1,131	66
Interest expense	(50)	(61)
Other income, net	105	156
Income from operations before income taxes	$1,186	$161

	Nine Months Ended September 30,
	2021	2020

Segment Operating Income	$1,197	$1,002
Amortization	(285)	(347)
Transaction and integration expenses(i)	877	(65)
Unallocated, net(ii)	(277)	(310)
Income from Operations	1,512	280
Interest expense	(161)	(184)
Other income, net	617	321
Income from operations before income taxes	$1,968	$417

(i) Includes mainly transaction costs related to the proposed Aon combination prior to its termination.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes. Additionally, these costs also include corporate costs that had previously been allocated to Willis Re, due to the reclassification of the Wills Re results as discontinued operations.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,
	2021	2020

Net Income attributable to Willis Towers Watson	$903	$121
Adjusted for certain items:
Loss/(income) from discontinued operations, net of tax	12	(3)
Amortization	85	108
Transaction and integration, net	(952)	42
Provision for significant litigation	—	15
Gain on disposal of operations	(23)	(85)
Tax effect on certain items listed above(i)	199	(31)
Tax effect of the CARES Act	—	3
Adjusted Net Income	$224	$170

Weighted-average shares of common stock, diluted	129	130

Diluted Earnings Per Share	$6.99	$0.93
Adjusted for certain items:(ii)
Loss/(income) from discontinued operations, net of tax	0.09	(0.02)
Amortization	0.66	0.83
Transaction and integration, net	(7.37)	0.32
Provision for significant litigation	—	0.12
Gain on disposal of operations	(0.18)	(0.65)
Tax effect on certain items listed above(i)	1.54	(0.24)
Tax effect of the CARES Act	—	0.02
Adjusted Diluted Earnings Per Share	$1.73	$1.31

	Nine Months Ended September 30,
	2021	2020

Net Income attributable to Willis Towers Watson	$1,820	$520
Adjusted for certain items:
Income from discontinued operations, net of tax	(247)	(253)
Abandonment of long-lived asset	—	35
Amortization	285	347
Transaction and integration, net	(877)	65
Provision for significant litigation	—	15
Gain on disposal of operations	(380)	(83)
Tax effect on certain items listed above(i)	144	(96)
Tax effect of statutory rate change	40	—
Tax effect of the CARES Act	—	38
Adjusted Net Income	$785	$588

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$14.00	$3.99
Adjusted for certain items:(ii)
Income from discontinued operations, net of tax	(1.90)	(1.95)
Abandonment of long-lived asset	—	0.27
Amortization	2.19	2.66
Transaction and integration, net	(6.75)	0.50
Provision for significant litigation	—	0.12
Gain on disposal of operations	(2.92)	(0.64)
Tax effect on certain items listed above(i)	1.11	(0.74)
Tax effect of statutory rate change	0.31	—
Tax effect of the CARES Act	—	0.29
Adjusted Diluted Earnings Per Share	$6.04	$4.52

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2021		2020

Net Income	$907	46.0%	$122	6.4%
Loss/(income) from discontinued operations, net of tax	12		(3)
Provision for income taxes	267		42
Interest expense	50		61
Depreciation	69		73
Amortization	85		108
Transaction and integration, net	(952)		42
Provision for significant litigation	—		15
Gain on disposal of operations	(23)		(85)
Adjusted EBITDA and Adjusted EBITDA Margin	$415	21.0%	$375	19.8%

	Nine Months Ended September 30,
	2021		2020

Net Income	$1,829	29.1%	$537	9.0%
Income from discontinued operations, net of tax	(247)		(253)
Provision for income taxes	386		133
Interest expense	161		184
Depreciation(i)	212		237
Amortization	285		347
Transaction and integration, net	(877)		65
Provision for significant litigation	—		15
Gain on disposal of operations	(380)		(83)
Adjusted EBITDA and Adjusted EBITDA Margin	$1,369	21.8%	$1,182	19.9%

(i) Includes abandonment of long-lived asset of $35 million for the nine months ended September 30, 2020.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2021		2020

Income from operations	$1,131	57.3%	$66	3.5%
Adjusted for certain items:
Amortization	85		108
Transaction and integration, net	(952)		42
Provision for significant litigation	—		15
Adjusted operating income	$264	13.4%	$231	12.2%

	Nine Months Ended September 30,
	2021		2020

Income from operations	$1,512	24.0%	$280	4.7%
Adjusted for certain items:
Abandonment of long-lived asset	—		35
Amortization	285		347
Transaction and integration, net	(877)		65
Provision for significant litigation	—		15
Adjusted operating income	$920	14.6%	$742	12.5%

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2021	2020
Income from continuing operations before income taxes	$1,186	$161

Adjusted for certain items:
Amortization	85	108
Transaction and integration, net	(952)	42
Provision for significant litigation	—	15
Gain on disposal of operations	(23)	(85)
Adjusted income before taxes	$296	$241

Provision for income taxes	$267	$42
Tax effect on certain items listed above(i)	(199)	31
Tax effect of the CARES Act	—	(3)
Adjusted income taxes	$68	$70

U.S. GAAP tax rate	22.5%	26.6%
Adjusted income tax rate	23.2%	29.3%

	Nine Months Ended September 30,
	2021	2020
Income from continuing operations before income taxes	$1,968	$417

Adjusted for certain items:
Abandonment of long-lived asset	—	35
Amortization	285	347
Transaction and integration, net	(877)	65
Provision for significant litigation	—	15
Gain on disposal of operations	(380)	(83)
Adjusted income before taxes	$996	$796

Provision for income taxes	$386	$133
Tax effect on certain items listed above(i)	(144)	96
Tax effect of statutory rate change	(40)	—
Tax effect of the CARES Act	—	(38)
Adjusted income taxes	$202	$191

U.S. GAAP tax rate	19.6%	31.9%
Adjusted income tax rate	20.3%	24.0%

(i) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities	$1,877	$1,206
Less: Additions to fixed assets and software for internal use	(109)	(183)
Free Cash Flow	$1,768	$1,023

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,973	$1,897	$6,292	$5,946

Costs of providing services
Salaries and benefits	1,255	1,238	3,991	3,807
Other operating expenses	385	370	1,169	1,210
Depreciation	69	73	212	237
Amortization	85	108	285	347
Transaction and integration expenses	(952)	42	(877)	65
Total costs of providing services	842	1,831	4,780	5,666

Income from operations	1,131	66	1,512	280

Interest expense	(50)	(61)	(161)	(184)
Other income, net	105	156	617	321

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,186	161	1,968	417

Provision for income taxes	(267)	(42)	(386)	(133)

INCOME FROM CONTINUING OPERATIONS	919	119	1,582	284

(Loss)/income from discontinued operations before income taxes	(15)	7	317	319
Benefit from/(provision for) income taxes on discontinued operations	3	(4)	(70)	(66)
(LOSS)/INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(12)	3	247	253

NET INCOME	907	122	1,829	537

Income attributable to non-controlling interests	(4)	(1)	(9)	(17)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$903	$121	$1,820	$520

EARNINGS PER SHARE
Basic earnings per share:
Income from continuing operations per share	$7.10	$0.91	$12.14	$2.06
(Loss)/income from discontinued operations per share	(0.09)	0.02	1.90	1.95
Basic earnings per share	$7.01	$0.93	$14.04	$4.01
Diluted earnings per share:
Income from continuing operations per share	$7.08	$0.91	$12.10	$2.05
(Loss)/income from discontinued operations per share	(0.09)	0.02	1.90	1.94
Diluted earnings per share	$6.99	$0.93	$14.00	$3.99

Weighted-average shares of common stock, basic	129	130	130	130
Weighted-average shares of common stock, diluted	129	130	130	130

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$2,162	$2,039
Fiduciary assets	10,923	12,003
Accounts receivable, net	2,065	2,408
Prepaid and other current assets	480	475
Current assets held for sale	4,961	3,376
Total current assets	20,591	20,301
Fixed assets, net	881	1,013
Goodwill	10,146	10,392
Other intangible assets, net	2,681	3,035
Right-of-use assets	795	901
Pension benefits assets	1,056	971
Other non-current assets	1,132	1,078
Non-current assets held for sale	—	840
Total non-current assets	16,691	18,230
TOTAL ASSETS	$37,282	$38,531
LIABILITIES AND EQUITY
Fiduciary liabilities	$10,923	$12,003
Deferred revenue and accrued expenses	1,829	2,043
Current debt	644	971
Current lease liabilities	150	152
Other current liabilities	950	793
Current liabilities held for sale	4,120	3,370
Total current liabilities	18,616	19,332
Long-term debt	3,993	4,664
Liability for pension benefits	1,188	1,403
Deferred tax liabilities	612	561
Provision for liabilities	401	406
Long-term lease liabilities	800	917
Other non-current liabilities	239	281
Non-current liabilities held for sale	—	35
Total non-current liabilities	7,233	8,267
TOTAL LIABILITIES	25,849	27,599
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,786	10,748
Retained earnings	2,969	2,434
Accumulated other comprehensive loss, net of tax	(2,359)	(2,359)
Treasury shares, at cost, 17,519 shares in 2021 and 2020	(3)	(3)
Total Willis Towers Watson shareholders' equity	11,393	10,820
Non-controlling interests	40	112
Total Equity	11,433	10,932
TOTAL LIABILITIES AND EQUITY	$37,282	$38,531

__________
(i)  Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 124,595,946 (2021) and 128,964,579 (2020); Outstanding 124,595,946 (2021) and 128,964,579 (2020) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2021 and 2020.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,829	$537
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	212	238
Amortization	286	348
Non-cash lease expense	108	110
Net periodic benefit of defined benefit pension plans	(125)	(142)
Provision for doubtful receivables from clients	13	28
Provision for deferred income taxes	41	55
Share-based compensation	71	59
Net gain on disposal of operations	(380)	(83)
Non-cash foreign exchange gain	(5)	(10)
Other, net	(21)	(21)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	175	359
Fiduciary assets	(715)	(2,453)
Fiduciary liabilities	715	2,453
Other assets	(135)	(78)
Other liabilities	(199)	(217)
Provisions	7	23
Net cash from operating activities	1,877	1,206

CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(109)	(183)
Capitalized software costs	(40)	(49)
Acquisitions of operations, net of cash acquired	—	(66)
Net proceeds from sale of operations	726	212
Other, net	—	(22)
Net cash from/(used in) investing activities	577	(108)

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	—	282
Debt issuance costs	—	(2)
Repayments of debt	(970)	(319)
Repurchase of shares	(1,000)	—
Proceeds from issuance of shares	2	8
Payments of deferred and contingent consideration related to acquisitions	(19)	—
Cash paid for employee taxes on withholding shares	(8)	(14)
Dividends paid	(275)	(259)
Acquisitions of and dividends paid to non-controlling interests	(35)	(27)
Other, net	—	(3)
Net cash used in financing activities	(2,305)	(334)

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	149	764
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(24)	(5)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	2,096	895
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$2,221	$1,654

_________
(i)  Cash, cash equivalents and restricted cash included $6 million, $7 million, $7 million and $8 million of restricted cash at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019, respectively, which is included within prepaid and other current assets on our condensed consolidated balance sheets. Additionally, cash, cash equivalents and restricted cash included $53 million, $50 million, $56 million and $56 million of cash attributable to discontinued operations at September 30, 2021, December 31, 2020, September 30, 2020 and December 31, 2019, respectively, which is included within assets held for sale on our condensed consolidated balance sheets.